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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

 Goldress                Jerry                    E.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

809 Ocean Ave., #4
--------------------------------------------------------------------------------
                                    (Street)

Seal Beach               CA                      90740
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

APPLIED MAGNETICS CORPORATION (APM)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

01/97
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          1/27/97        M               37,500      A      $4.125   37,500         D

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options
(right to buy)      $15.625  11/3/95  A         5,000        (1)      11/3/2000 Common   5,000                      D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Options
(right to buy)      $15.50   3/1/96   A         5,000        (2)      3/1/2001  Common   5,000                      D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Options
(right to buy)      $24.625  11/8/96  A         15,000       (3)      11/8/2001 Common   15,000                     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Options
(right to buy)      $4.125   1/27/97  M               37,500          12/21/1999 Common  37,500           25,000    D
                                                                                 Stock
====================================================================================================================================

Explanation of Responses:

     See p. 4.

/s/ Jerry E. Goldress                                      2/7/97
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934

================================================================================
1. Name and Address of Reporting Person

 Goldress                Jerry                    E.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

809 Ocean Ave., #4
--------------------------------------------------------------------------------
                                    (Street)

Seal Beach               CA                      90740
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


APPLIED MAGNETICS CORPORATION (APM)
================================================================================
4. Statement for Month/Year

01/97
================================================================================


Explanation of Responses (continued):

(1) Grant to reporting person to buy 5,000 shares of common stock under Applied Magnetics Corporation 1994 non-employee Director Stock Option Plan intransaction exempt under Rule 16b-3. The options become exercisable in 33 1/3% increments on 11/3/96, 11/3/97, 11/3/98.

(2) Grant to reporting person to buy 5,000 shares of common stock under Applied Magnetics Corporation 1994 non-employee Director Stock Option Plan intransaction exempt under Rule 16b-3. The options become exercisable on 3/1/97, 3/1/98, 3/1/99.

(3) Grant to reporting person to buy 20,000 shares of common stock under Applied Magnetics Corporation 1994 non-employee Director Stock Option Plan intransaction exempt under Rule 16b-3. The options become exercisable one year from date of grant on 11/8/97.



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